Exhibit 25

The following represents a translation of the Hebrew Amendment and Addendum

Amendment and Addendum to the Trust Deed of August 18, 2009

drawn up and signed in Tel-Aviv on September 14, 2010

as amended on October 4, 2010

between

Scailex Corporation Ltd.
public company no. 52-003180-8
of 48 Ben-Zion Galis Street, Petach-Tikva 49277 Israel
(“the Company”)
of the first part;
and

Reznik Paz Nevo Trust Ltd.
private company no. 51-368347-4
of 14 Yad Charutzim Street, Tel-Aviv Israel
(“the Trustee”)
of the second part;

Whereas
on August 18, 2009, the Company and Clal Finance Trust 2007 Ltd. (“Clal Trust”) signed a trust deed (“the First Trust Deed”) in relation to the shelf prospectus published by the Company on August 21, 2009 (“the Initial Version of the Shelf Prospectus”), under which the Company may issue, inter alia, Series F Bonds of the Company (“the Series F Bonds”);

and whereas	the Initial Version of the Shelf Prospectus was amended by an amendment to the prospectus on September 14, 2010 (subsequent to the amendment “the Shelf Prospectus”);

and whereas
the Company intends to publish a shelf offering report pursuant to the Shelf Prospectus (which also constitutes a tender offer memorandum) by way of a swap tender offer, whereby the Company shall offer to purchase Series C Bonds of the Company in exchange for Series F Bonds that the Company shall initially offer (“the Shelf Offering Report”);

and whereas
pursuant to the directives of the Securities Authority, Clal Trust cannot serve as the trustee for the Series F Bonds due to a concern of a conflict of interests, and the Trustee has agreed to serve as the trustee for the Series F Bonds in lieu of Clal Trust, provided that the conditions of the First Trust Deed, as amended pursuant to that stated hereunder, shall be binding upon the Company and upon the Trustee;

and whereas
the Trustee declares that it is a company registered in Israel and engaging in trusteeships, and that it complies with the qualification requirements prescribed in the Securities Law, 5728 – 1968 for serving as the Trustee for the Series F Bonds;

and whereas
the Trustee declares that, pursuant to any law or agreement to which the Trustee is subject, there is no preclusion to its engagement with the Company in this Amendment and Addendum, with the provisions of the First Trust Deed constituting an integral part thereof;

and whereas
the Company hereby declares that, pursuant to any law or agreement to which the Company is subject, there is no preclusion to its engagement with the Trustee in this Amendment, with the provisions of the First Trust Deed constituting an integral part thereof;

and whereas
the parties wish to supplement the particulars of the Series F Bonds with the concrete conditions of the Series F Bonds, as shall be specified in the Shelf Offering Report to be published by the Company and as specified hereunder, as well as to prescribe supplementary provisions and amendments that shall apply to the First Trust Deed in relation to the Series F Bonds only, as specified in this Addendum and Amendment hereunder;

and whereas	the Series F Bonds have been assigned a rating by a rating company;

Wherefore, the parties hereby declare, stipulate and agree as follows:

1.	General

1.1
The provisions of the First Trust Deed, which is attached as Appendix A to this Amendment and Addendum, constitute an integral part of this Amendment and Addendum and shall apply to the relations between the parties and in relation to the Series F Bonds. It is hereby clarified that, to the extent that additional series shall be offered pursuant to the Shelf Prospectus, the provisions of this deed and/or of the addenda and/or amendments to the First Trust Deed as specified hereunder shall not apply to the additional series.

1.2	All provisions of the First Trust Deed shall remain in effect, unless otherwise expressly stated in this deed.

1.3	In the event of a contradiction between the provisions of this Amendment and Addendum and the provisions of the First Trust Deed, the provisions of this Amendment and Addendum shall prevail.

2.	The Following Amendments shall Apply to the First Trust Deed Solely in Relation to the Series F Bonds

2.1	The following definition shall be added under subclause 1.6 of the First Trust Deed:

“the Date of Record for a Meeting”
date to be scheduled by the party summoning a bondholders’ meeting and published in the announcement of the summoning of the meeting. This date shall be the relevant date for proving ownership of the bonds that are the subject of the meeting, in respect whereof bondholders, who have proven their ownership of bonds as stated, shall be eligible to participate in that meeting and to vote during that meeting.

2.2
In subclause 3.2 of the First Trust Deed, the sentence “Furthermore, bonds of the relevant series that shall be owned by a subsidiary of the Company and/or by a corporation controlled by the Company, shall not vest a voting right at general meetings of bondholders of the same series and shall not be counted for the purpose of determining the legal quorum during these meetings,” shall be replaced with – “Furthermore, bonds of the relevant series that shall be held by a related corporation shall not vest a voting right at general meetings of bondholders of the same series and shall not be counted for the purpose of determining the legal quorum during these meetings.”

2.3	The following paragraph shall be added to clause 4 of the First Trust Deed:

“Furthermore, subject to all statutory provisions, up until October 30, 2015, the Company shall be allowed to distribute dividends, as long as Series F Bonds are in circulation, only out of the distributable profits that accumulated during the four (4) calendric quarters preceding the dividend distribution date, provided that the Company’s resolution regarding such dividend distribution shall be passed no later than seven (7) business days after the Company’s financial statements (audited or reviewed), on whose basis the resolution was passed to distribute the dividend, have been duly approved (“the Distribution Restriction”). To dispel any doubt, it is hereby clarified that, subject to any statute, the Distribution Restriction, as defined above, or any other restriction on a dividend distribution, shall no longer apply to the Company as of November 1, 2015, even if the Series F Bonds shall be in circulation.

“Moreover, the Company covenants that, even should it cease to be a ‘reporting corporation,’ as this term is defined in the Securities Law, the Company shall prepare interim and annual financial statements and shall furnish them to the Trustee at the times and in the format required by a public company at that time.”

2.4	In subclause 7.1.1 of the First Trust Deed, the words “forty-five (45) days” shall be replaced with – “thirty (30) days.”

2.5	In subclauses 7.1.2, 7.1.3 and 7.1.4 of the First Trust Deed, every reference to the words “ninety (90) business days” shall be replaced with – “forty-five (45) business days.”

2.6
In subclause 7.1.2 of the First Trust Deed, the following sentence shall be added after the words “apart from dissolution for the purposes of a merger with another company” – “provided that confirmation of the Company’s board of directors has been forwarded to the Trustee, whereby the surviving company has assumed all of its liabilities towards the bondholders and that there is no reasonable concern that, as a result of the merger, the surviving company shall become incapable of fulfilling all of its obligations towards the bondholders pursuant to the bond and this deed at their appointed times, and provided that the Trustee shall not be required to verify the accuracy of that stated in this confirmation.”

2.7
In subclause 7.1.5 of the First Trust Deed, the following words shall be added after the words “or shall notify of its intent to discontinue paying its debts” – “or a substantive concern shall arise that the Company shall discontinue paying its debts.”

2.8
In clause 7 of the First Trust Deed (Immediate Repayment), the following amendment and addition shall be made in connection with the causes for calling for the immediate repayment of solely the Series F Bonds:

The following causes for calling for the immediate repayment of the Series F Bonds shall be added:

“7.1.8
If the Series F Bonds shall cease to be rated by a rating company for a period of at least thirty (30) days. To dispel any doubt, it is hereby clarified that if the Series F Bonds shall be rated by a number of rating companies, then, for the purposes of this clause, a discontinuance of a rating means no rating of the Series F Bonds by all of the rating companies, for a consecutive period of at least thirty (30) days. It is hereby clarified that discontinuance of a rating by one rating company, while the Series F Bonds are assigned a rating at that time by another rating company, shall not be deemed as discontinuance of rating. The Company covenants that, to the extent that the matter is under its control, it shall take action so that the Series F Bonds shall be monitored at all times by a rating company until the expiry of the term of the Series F Bonds. If the Company’s holding ratio of Partner shall fall below 26% of the issued and paid-up share capital of Partner Communications Ltd. (“Partner”).

“7.1.9	If the Company shall not publish financial statements by 45 days after the deadline prescribed in the Securities Law and in the Regulations instituted pursuant thereto.

“7.1.10	If the Company shall cease to be a reporting corporation.

“7.1.11
If the Company shall execute material real investments; i.e., long-term investments (other than financial investments) in assets and corporations other than in the communications sector prior to September 8, 2011. In the context of this clause, “material” means more than 20% of the Company’s total statement of financial position according to the Company’s consolidated financial statements for the quarter preceding the quarter when the investment was executed.”

2.9
In subclause 7.2.2 of the First Trust Deed, the words “Upon the occurrence of an event as stated above in paragraph 7.1.7” shall be replaced with – “upon the occurrence of any of the events specified above in subclauses 7.1.7 through 7.1.12 (inclusively).”

2.10	Clause 7.2.7 of the First Trust Deed shall be deleted in its entirety.

2.11
In subclause 7.2.8 of the First Trust Deed, the following sentence shall be added after the words “the circumstances and events specified therein” – “whether by virtue of the Company’s public notices or whether by virtue of a notification issued to the Trustee by the Company as specified in clause 16.5.”

2.12	A new clause 7.3 shall be added to the First Trust Deed, the wording of which is as follows:

“7.3
Upon the occurrence of any of the events specified above in clause 7.1, the Trustee shall be allowed to instruct Partner in writing not to transfer dividends or any other distribution directly to the Company, if any shall be distributed by Partner, in respect of the “pledged shares” (as this term is defined in clause 3.4.1.1 of the Amendment and Addendum to this deed), to which the Company shall be entitled as a registered shareholder, but rather to transfer them to the bank account under the Company’s name that is pledged in favor of the holders of the Series F Bonds. The Trustee shall send the aforesaid instruction in writing to Partner, to Partner’s corporate secretary, with a copy to Partner’s V.P., Finance, and to the Company.”

2.13
In clauses 8.2 and 8.3 of the First Trust Deed, the following words shall be added after every reference to the words “at the earliest possible time” – “and subject to the provisions of the Second Addendum to the deed.”

2.14
The following sentence shall be added at the end of clause 10 of the First Trust Deed – “Notwithstanding that stated, the Trustee’s fee and expenses shall be paid out of the said monies immediately on the payment due date of the fee and/or immediately after payment of the expense by the Trustee (as the case may be), even if the total of all sums due to the Trustee is less than a total of NIS 3 million.”

2.15	The following words shall be deleted from the end of clause 16 of the First Trust Deed – “and such transfer shall in no way prejudice the Company’s legitimate interests.”

2.16	The following amendments shall be made in clause 19 of the First Trust Deed:

2.16.1	The first paragraph of clause 19 of the First Trust Deed shall be deleted.

2.16.2	Subclause 19.1 of the First Trust Deed shall be replaced with the following amended subclause 19.1:

“19.1
The Company shall pay the Trustee its fee and expenses in connection with its trusteeship in relation to each series of bonds for which it shall serve as the trustee pursuant to this deed as specified hereunder:”

2.16.3	Subclauses 19.2 and 19.3 of the First Trust Deed shall be replaced with the following subclauses 19.2 and 19.3:

“19.2	On the issue date of the bond series pursuant to the Shelf Prospectus, a fee shall be paid to the Trustee in respect of the first year of the trusteeship at the sum of NIS 30,000.

As of the second year of the trusteeship, and for as long as bonds of the same series are still in circulation, an annual fee shall be paid to the Trustee at the sum of NIS 21,000 (‘the Annual Fee’). Should it become evident on any payment date on account of the Annual Fee that the last index published prior to the payment date (‘the Payment Index’) is higher than the consumer price index in respect of August 2010, which was published on September 15, 2010 (‘the Base Index’), the Company shall pay the Annual Fee being increased proportionately to the rate of the rise in the Payment Index compared with the Base Index; however, should it become evident that the Payment Index is the same as or lower than the Base Index, the Company shall pay the Annual Fee.

“19.3
Subsequent to the original issue of a series for which the Trustee shall serve as the trustee, whenever an expansion of the same series shall be effected, whether by way of an issue of additional bonds of that same series or by any other manner, the Trustee’s Annual Fee shall be increased by the sum reflecting the entire rate of the increase in the volume of the series (plus duly required V.A.T.), as of the date of the expansion and permanently until the expiry of the term of the trusteeship.”

2.17	In clause 19.4 of the First Trust Deed:

2.17.1	The words “NIS 400” shall be replaced with the words “NIS 600.”

2.17.2
The following sentence shall be added at the end of the clause – “It is hereby clarified that an examination of the Company’s fulfillment of its obligations in relation to a dividend distribution, as stated above in clause 4, and in relation to transactions constituting a cause for immediate repayment, as stated above in clause 7.1.12, shall be deemed ‘special operations.”

2.18	In clause 19.5 of the First Trust Deed, the words “NIS 400” shall be replaced with the words – “NIS 600.”

2.19
In clause 19.6 of the First Trust Deed, the following words shall be added after the words “in which the Trustee had not served as the Company’s Trustee” – “with the exception of the instance whereby the Trustee’s office expired during the first year of the trusteeship.”

2.20	The following subclauses shall be added under clause 19 of the First Trust Deed:

“19.7
If amendments shall be made in provisions of statutes, laws and regulations, pursuant whereto the Trustee shall be obligated to perform additional operations and/or examinations and/or prepare reports, the Company covenants to bear all reasonable resulting expenses that the Trustee shall incur, including a reasonable fee in respect of these operations.

“19.8	All sums stated in this clause 19 shall be given precedence over the monies due to the bondholders.”

2.21	Subclause 20.1 of the First Trust Deed shall be replaced with the following amended subclause 20.1:

“20.1
The Trustee shall be allowed to deposit all deeds and documents attesting, representing and/or determining its right in relation to any asset it is holding at that time, in a safe and/or other location that the Trustee shall select, at any of the five major banks in Israel.”

2.22	The following subclause 20.7 shall be added under clause 20 of the First Trust Deed:

“20.7
Within the scope of its trusteeship, the Trustee shall be allowed to rely on any written document, including a letter of instructions, notice, request, letter of consent or approval, which is expected to be signed or issued by any person or body, whom the Trustee believes in good faith to have been signed or issued by that person or body.”

2.23	Clause 21 of the First Trust Deed shall be replaced with the following amended clause 21:

“Within the scope of the administration of the trust’s affairs, the Trustee shall be allowed to appoint a delegate/delegates to act in its stead, whether a lawyer or other delegate, to perform or to participate in the performance of special operations that must be performed in relation to the trust, and, without derogating from the general purport of that stated above, the institution of legal proceedings, provided that the Trustee has notified the Company of the appointment of a delegate as stated. The Trustee shall also be allowed to pay the reasonable fee of any such delegate (including in advance), at the Company’s expense, and the Company shall immediately reimburse the Trustee for these expenses at the Trustee’s first request, all provided that the Trustee gave prior notice to the Company of the appointment of delegates as stated. The Company shall be allowed to object to the appointment of a particular delegate as stated for any reasonable reason, including in the event that the delegate is a competitor or is in a state of conflict of interest, whether directly or indirectly, with the Company’s businesses, and provided that the Company shall forward its reasonable arguments in writing to the Trustee within three days of the date it receives the notice of appointment of such delegate.”

2.24	The following amendments shall be made to clause 22 of the First Trust Deed:

a)
The first paragraph of subclause 22.1 shall be replaced with the following new paragraph: “The Trustee shall be entitled to indemnification from the Company, and, if it shall not be indemnified by the Company within a reasonable time after the Trustee’s demand that the Company do so, from the bondholders, this in respect of any damage and/or loss and/or reasonable expenses that the Trustee incurred and/or shall incur and reasonable costs that it incurred or that the Trustee is required to bear in relation to operations that it performed or that it is obligated to perform by virtue of its duty pursuant to the conditions of this deed and/or by law and/or pursuant to the order of a competent authority and/or any statute and/or lawful request of the bondholders and/or lawful request of the Company.”

b)
In subclause 22.3, the following words shall be added after the words “indemnification in relation to the undertakings that they assumed” – “damage and/or loss that they incurred within the scope of the trusteeship or in relation thereto.”

c)
Subclause 22.6 shall be added, as follows – “Any indemnification to be given to the Trustee pursuant to the provisions of this deed, is contingent upon the Trustee’s action (or omission), including its exercise of judgment, in respect whereof the indemnification is being given, having been performed with bona fides, and without negligence and in breach of its fiduciary duty or with mala fides.”

2.25
In subclause 23.4 of the First Trust Deed, the words “Yuval Likver, Attorney, fax no. 03-6274849, e-mail: trustees@clal-fin.co.il” shall be replaced with “Yossi Reznik, C.P.A., fax no. 03-6393316, e-mail: trust@rpn.co.il.”

2.26	In subclause 24.1.1 of the First Trust Deed, the word “fundamentally” shall be deleted.

2.27	A new subclause 26.4 shall be added to the First Trust Deed, the wording of which shall be as follows:

“26.4	Notwithstanding that stated above, in the event of a replacement of a trustee, the identity of the new trustee is subject to the prior written approval of the Minister of Communications.”

2.28	Subclauses shall be added under clause 28 of the First Trust Deed (Reporting to the Trustee), as specified hereunder:

“28.6
The Company shall notify the Trustee of any change in the rating of the Series F Bonds by a rating company or about any discontinuance of the rating by a rating company no later than two (2) business days after receiving written notice from the rating company at its registered office about the change in rating as stated. In the context of this subclause 28.6, notice by the rating company as shall be published in an Immediate Report on “Magna,” shall constitute notice to the Trustee and to the holders of the Series F Bonds pursuant to the conditions of this clause, and the Company shall be released from issuing a written notice to the Trustee as stated.

“28.7
On the 31st of December of each year, and for as long as this deed is in effect, a confirmation signed by the senior officeholder for financial affairs in the Company regarding the rendering of interest payments and/or payments on account of the principal on the Series F Bonds, in relation to payments that became due prior to the confirmation date, and specifying the payment date and the balance of the par value of the Series F Bonds still in circulation on the date of record for the payment.

“28.8
A copy of every document that the Company forwards to its shareholders or bondholders, and the details of all information that the Company forwards to them in any other manner, as well as any additional information, at the reasonable request of the Trustee.

“28.9
The Company shall provide the Trustee and/or to those people that the Trustee shall so instruct, within a reasonable timeframe, any explanation, document, calculation or information pertaining to the Company, its businesses and/or assets, that might be reasonably required, at the Trustee’s discretion, for the purpose of examinations being performed by Trustee for the purpose of protecting the bondholders.

“28.10
Notification, immediately upon the Company becoming informed, of any instance whereby a garnishment was imposed on its assets, in whole or in part, and of any instance whereby a receiver was appointed for its assets, in whole or in part. Furthermore, the Company shall immediately institute all reasonable measures, at its own expense, that are required to remove such garnishment or cancel the receiver.

“28.11
Up until the period ending September 8, 2011: notification, within seven business days of the publication date of the Company’s quarterly financial statements, that the Company did not execute material real investments as stated above in subclause 7.1.12.

“28.12
Up until the period ending October 30, 2015: the Company shall deliver a confirmation from the Company’s auditor to the Trustee, within two business days of the publication of an Immediate Report of the declaration of the distribution of a dividend, that the distribution of the said dividend is in keeping with the Company’s obligations, as stated above in clause 4.”

2.29	The following amendments shall be made in subclause 29.4 of the First Trust Deed (reports by the Trustee):

2.29.1	In the first sentence, the word “submission” shall be replaced with the word “preparation.”

2.29.2	The second sentence, beginning with the words “If the Trustee learns” and ending with the words “as the case may be” shall be deleted in its entirety.

3.	In Addition to That Stated Above, the Series F Bonds, Including the Conditions in the Overleaf, Shall Include the Following Concrete Particulars:

3.1
Registered Bonds (Series F) of NIS 1 par value each, bearing fixed annual interest at the rate of 4.25%. The interest on the outstanding balance of the principal of the Series F Bonds, which is linked to the consumer price index in respect of the month of August 2010, as published on September 15, 2010, shall be paid in biannual payments, at the biannual interest rate of 2.125% for each such payment, on January 1 and on July 1 of each of the years 2011 through 2019, and the last biannual interest payment, at the biannual interest rate of 2.125%, on January 1, 2020. The first interest payment shall be paid on January 1, 2011 in respect of the period as of the first day of trading after “the Acceptance Deadline” (as this term shall be defined in the Shelf Offering Report) and ending on December 31, 2010, with the first interest rate to be calculated on the basis of 365 days per year, according to the number of days in the said period.

3.2
The principal of the Series F Bonds, which is linked to the consumer price index in respect of the month of August 2010, as published on September 15, 2010, shall be paid in seventeen, unequal payments as specified hereunder: (a) sixteen (16) equal biannual payments, at the rate of 4% of the principal on the Series F Bonds of the Company each (and in total, at the rate of 64% of the principal of the Series F Bonds of the Company), which shall be paid on January 1 and July 1 of each of the years 2012 through 2019 (the first payment of principal shall be paid on January 1, 2012); (b) the last payment of principal, at the rate of 36% of the principal of the Series F Bonds of the Company (constituting the balance of the principal), which shall be paid on January 1, 2020.

3.3
The principal and the interest of the Series F Bonds are linked to the consumer price index in respect of the month of August 2010, which was published on September 15, 2010 (“the Base Index”), under the following conditions:

Should it become clear, on any payment date on account of the principal and/or the interest of the Series F Bonds, that the index last published prior to the payment date (“the Payment Index”) is higher than the Base Index, the Company shall pay that payment of principal and/or interest, being increased proportionately to the rate of the rise in the Payment Index compared with the Base Index; however, should it become clear that the Payment Index is the same as or lower than the Base Index, the Company shall pay that payment of principal and/or interest being calculated on the basis of the Base Index.

3.4	Collateral

To secure the payment of the principal and the interest that the Company covenanted to pay to the holders of the Series F Bonds, and to secure the complete fulfillment of all of its other obligations pursuant to the conditions of the Series F Bonds, the Company shall create and shall register and/or shall submit for registration, as the case may be, a sole first-ranking fixed lien in favor of the Trustee for the Series F Bondholders, on the following pledged assets, according and subject to the conditions and dates specified hereunder:

3.4.1	By the Acceptance Deadline

3.4.1.1
By the Acceptance Deadline, as this term shall be defined in the Shelf Offering Report, as might be amended from time to time, the Company shall create a lien on ordinary shares of NIS 0.01 par value each of Partner, which are owned by the Company (“Partner Shares”), with the market value thereof on the said date being equivalent to NIS 654,000,000, constituting 120% of the par value of the maximum quantity of Series F Bonds that the Company shall offer pursuant to the Shelf Offering Report; i.e., a par value of NIS 545,000,000 of Series F Bonds (“the Maximum Par Value of Series F Bonds”), including the pledge of all rights attached to these shares, including the right to a dividend in cash and/or in kind, and any other distribution in respect of these shares, and rights that might be issued by Partner in respect of and/or in connection to these shares, bonus shares, pre-emptive right or rights to receive other securities in respect thereof of any class whatsoever (“the Pledged Shares”).

3.4.1.2 a.
When creating a lien on the Pledged Shares in favor of the Trustee, the Pledged Shares shall remain registered in Partner’s register of shareholders under the name of the Company and under its ownership.

On the date that the pledge is created, the Company shall sign a blank share transfer deed for transfer of the Pledged Shares to a third party (“the Share Transfer Deed”), and the Share Transfer Deed, together with the share certificates in respect of the Pledged Shares under the Company’s name shall be deposited with the Trustee, which shall hold these instruments in trust for the Company and for the Series F Bondholders.

b.
Alternatively, and at the Company’s preference, the Company shall deposit all of the Pledged Shares, or the balance of the Pledged Shares for which a share certificate was not forwarded in respect thereof, and a Share Transfer Deed as stated above in subclause a., in a bank account that the Trustee shall open under its name at one or more of the five major banks in Israel, at the Trustee’s discretion, provided that such banks shall have a rating of at least (AA) (“the Trustee’s Account”), and shall create a sole, first-ranking lien in favor of the Trustee on the Company’s rights in the Trustee’s Account and to the Pledged Shares deposited in the Trustee’s Account and as shall be deposited therein from time to time, including all monies and/or any other proceeds that shall be received in the Trustee’s Account in respect of the Pledged Shares. The Trustee shall have sole signatory rights in the Trustee’s Account, including in relation to withdrawals of monies from this account.

3.4.1.3
On the date of deposit of the share certificates in respect of the Pledged Shares with the Trustee and/or on the date of deposit of the Pledged Shares in the Trustee’s Account, as the case may be, the Company shall issue a confirmation to the Trustee that specifies that the “market value” (as this term is defined hereunder in subclause 3.4.11) of the Pledged Shares deposited with the Trustee on the publication date of the Shelf Offering Report constitutes 120% of the Maximum Par Value of the Series F Bonds.

3.4.1.4
It is hereby clarified that in this subclause 3.4.1, “Creation of a Lien” means the obtaining of a “received” stamp from the Registrar of Companies attesting that the Company submitted an hypothecation agreement to the Registrar of Companies, to which the Trust Deed and this Amendment and Addendum to the Trust Deed are attached, along with the “Particulars of Mortgages and Liens” form (Form 10) for the purpose of registering the lien, and that these were received by the Registrar of Companies.

3.4.1.5
Within 21 days of the date of receipt of the “received” stamp from the Registrar of Companies, as specified above in subclause 3.4.1.4, the Company shall forward the following documents to the Trustee:

(a)	original lien registration certificates from the Registrar of Companies in respect of the balance of the Pledged Shares and all of the Company’s rights in the Trustee’s Account, if opened;

(b)
all documents and forms submitted to the Registrar of Companies for the purpose of registering the lien, including the “Particulars of Mortgages and Liens” form (Form 10), with the Registrar of Companies’ “received” stamp stamped on the first page of every document; a summary of the details of the Company’s liens, subsequent to the registration of the liens, which specifies the liens registered and any other lien that the Company has; i.e., which enables the Trustee to ascertain whether any lien is registered with the Registrar of Companies that contradicts the aforesaid liens. Moreover, the Company shall forward an updated lien printout to the Trustee at any time that the Trustee so requests.

3.4.2
Adjustment of collateral seven days after the allotment date and until December 13, 2013

During the period as of the seventh day after the allotment date and ending on December 31, 2013, an adjustment of collateral shall be effected, as specified hereunder:

3.4.2.1	Adjustment of collateral to the actual issuance

(a)
By seven business days after the allotment date, the Company shall deliver a confirmation to the Trustee from the TASE Clearing House and/or the issue coordinator of the inclusive par value of all Series F Bonds that the Company actually issued pursuant to the Shelf Offering Report (“Issue Confirmation” and “the Par Value of the Series F Bonds Actually Issued,” respectively).

(b)
If and to the extent that the Par Value of the Series F Bonds Actually Issued shall be lower than the Maximum Par Value of the Series F Bonds, then, subject and pursuant to the written instruction of the Company, which shall be attached to the Issue Confirmation, the Trustee shall issue its approval to the Company within seven business days of the Company’s written request to the Trustee, for the removal of the lien from a portion of the Pledged Shares, so that the market value of the Pledged Shares that shall remain pledged in favor of the Trustee subsequent to the said removal, correct to the allotment date, shall be equivalent to 120% of the Par Value of the Series F Bonds Actually Issued. The Company shall remove the lien (insofar that it shall be executed) by way of amending the existing pledge in favor of the Trustee at the Registrar of Companies as stated within seven business days of the date that the Company shall deliver the Issue Confirmation to the Trustee.

3.4.2.2	Adjustment of collateral due to a buy-back of Series F Bonds

(a)
By seven business days after the execution of a buy-back of Series F Bonds by the Company (“Buy-Back”), the Company shall deliver notice to the Trustee, signed by the Company’s C.F.O. (“Buy-Back Notice”), regarding the inclusive par value of the Series F Bonds that the Company purchased, regarding the cancellation of the Series F Bonds so purchased and their delisting from the TASE, and regarding the inclusive par value of the Series F Bonds remaining in circulation correct to the date of the Buy-Back Notice (i.e., subsequent to the cancellation and delisting as stated of the Series F Bonds purchased within the framework of the Buy-Back), and attaching a copy of the Immediate Report published by the Company of the execution of the Buy-Back as stated.

(b)
Pursuant to the Company’s written instruction, which shall be attached to the Buy-Back Notice, the Trustee shall issue a confirmation to the Company regarding the release of the lien on a portion of the Pledged Shares (in this subclause: “the Shares Being Released from the Lien”). The ratio between the total of the Shares Being Released from the Lien out of all shares that had been pledged prior to the said release, shall be determined according to (and shall be equal to) the ratio between the inclusive par value of the Series F Bonds purchased by the Company in the Buy-Back (and which were cancelled and delisted as aforesaid) and the inclusive par value of the Series F Bonds that had been in circulation just prior to the Buy-Back. The Company shall remove the lien as stated by way of amending the existing lien in favor of the Trustee within seven business days of the date that the Company shall deliver the Buy-Back Notice to the Trustee.

3.4.3
Adjustment of the collateral according to the ratio between the value of the collateral and the value of the debt implied in the Series F Bonds subsequent to January 1, 2014

As of January 1, 2014 and until the date of the full and final payment of the principal and interest on the Series F Bonds, the collateral shall be adjusted as specified hereunder:

3.4.3.1
By 21 days after the close of every quarterly financial statements period (“Quarterly Financial Statements”) (the first Quarterly Financial Statements shall be the Company’s annual financial statements for the year ending December 31, 2013), the Company shall deliver a notice to the Trustee signed by the Company’s C.F.O. (“the Collateral Notice”), which shall specify: (a) the market value of the Shares Pledged in favor of the Trustee (including the “additional shares,” as this term is defined hereunder in subclause 3.4.3.2, to the extent that they shall be pledged in favor of the Trustee), correct to the date of the statement of financial position of the relevant Quarterly Financial Statements (“the Value of the Collateral” and “the Date of the Statement of Financial Position,” respectively); (b) the par value of the Series F Bonds in circulation correct to the Date of the Statement of Financial Position (“the Value of the Debt”).

3.4.3.2
If and to the extent that the Value of the Collateral correct to the Date of the Statement of Financial Position shall be less than 95% of the Value of the Debt correct to the Date of the Statement of Financial Position, then the Company shall pledge additional Partner Shares in favor of the Trustee (“the Additional Shares”), so that the market value of the Pledged Shares, together with the Additional Shares correct to the Date of the Statement of Financial Position shall be equivalent to 100% of the Value of the Debt correct to the Date of the Statement of Financial Position. The Company shall execute the pledge of the Additional Shares as stated by way of amending the existing lien in favor of the Trustee within 30 business days of the date that the Trustee received the Collateral Notice, as specified above in subclauses 3.4.1.2 – 3.4.1.5, mutatis mutandis.

As of the date of the pledge thereof as stated, the Additional Shares shall also be deemed as Pledged Shares, and therefore, all provisions of this Deed shall apply thereto, as if they had been the Pledged Shares ab initio.

3.4.3.3
If and to the extent that the Value of the Collateral correct to the Date of the Statement of Financial Position shall exceed 125% of the Value of the Debt correct to the Date of the Statement of Financial Position, then the Trustee shall issue an approval to the Company to remove the lien from a portion of the Pledged Shares, so that the market value of the Pledged Shares that shall remain pledged subsequent to the removal, correct to the Date of the Statement of Financial Position, shall be equivalent to 120% of the Value of the Debt correct to the Date of the Statement of Financial Position. The Trustee’s consent to remove a portion of the lien as stated shall be given within seven business days of the date on which the Trustee received the Collateral Notice, and the Company shall remove the lien from a portion of the Pledged Shares by way of amending the existing lien in favor of the Trustee.

3.4.4
Adjustment of collateral due to a Buy-Back of Series F Bonds

As of January 1, 2014 and until the date of the full and final payment of the principal and interest on the Series F Bonds, the collateral shall be adjusted in respect of Buy-Backs of Series F Bonds, as specified hereunder:

3.4.4.1
By seven business days after the execution of a Buy-Back of Series F Bonds by the Company (“Buy-Back”), the Company shall deliver notice to the Trustee, signed by the Company’s C.F.O. (“Buy-Back Notice”), regarding the inclusive par value of the Series F Bonds that the Company purchased, regarding the cancellation of the Series F Bonds so purchased and their delisting from the TASE, and regarding the inclusive par value of the Series F Bonds remaining in circulation correct to the date of the Buy-Back Notice (i.e., subsequent to the cancellation and delisting as stated of the Series F Bonds that were purchased within the framework of the Buy-Back), and attaching a copy of the Immediate Report published by the Company of the execution of the Buy-Back as stated.

3.4.4.2
Pursuant to the Company’s written instruction, which shall be attached to the Buy-Back Notice, the Trustee shall issue a confirmation to the Company regarding the release of the lien on a portion of the Pledged Shares (in this subclause: “the Shares Being Released from the Lien”). The ratio between the total of the Shares Being Released from the Lien out of all of the Shares Pledged prior to the said release, shall be determined according to (and shall be equal to) the ratio between the inclusive par value of the Series F Bonds purchased by the Company in the Buy-Back (and which were cancelled and delisted as aforesaid) and the inclusive par value of the Series F Bonds that had been in circulation just prior to the Buy-Back. The Company shall remove the lien as stated by way of amending the existing lien in favor of the Trustee within seven business days of the date that the Company shall deliver the Buy-Back Notice to the Trustee.

3.4.5	The Company’s rights in relation to the Pledged Shares

3.4.5.1
Unless an event occurs that confers the right to the Trustee and/or the holders of the Series F Bonds to call for the immediate payment of the Series F Bonds, pursuant to the conditions prescribed in that regard in the Trust Deed, the Company shall enjoy all rights, monies and assets due in respect of and/or in relation to the Pledged Shares, inter alia, accordingly: (1) the Company shall be entitled to directly receive all dividends and all other distributions that shall be distributed in respect of and/or in relation to the Pledged Shares, and, to the extent that the Pledged Shares, in whole or in part, are deposited in the Trustee’s Account, or, to the extent that the dividend in respect of Pledged Shares, in respect whereof the Trustee is holding the share certificate, shall be received by the Trustee, then, within three business days of the date of the Company’s written request, the Trustee shall transfer dividends that it received in respect of the Pledged Shares to the bank account that the Company shall so instruct; (2) the Company shall be allowed to participate and vote in respect of the Pledged Shares during all of Partner’s shareholders’ meetings (general and extraordinary) as the owners of the Pledged Shares for all intents and purposes, and, to the extent that the Pledged Shares, in whole or in part, are deposited in the Trustee’s Account, the Trustee shall forward a power-of-attorney and an ownership certificate to the Company, so that the Company shall be able to participate and vote during the company’s general meetings, within three business days of the day it received the Company’s written request in relation to a particular meeting and/or its adjourned meeting; and (3) the Company shall be allowed to pass a resolution, at its sole discretion, regarding the exercise or non-exercise of rights that Partner might issue in respect of the Pledged Shares and/or regarding the sale thereof, and the shares that shall be purchased as a result of an exercise of the rights shall be solely owned by the Company, and any proceeds received as a result of a sale of rights shall be transferred to the Company.

3.4.5.2	Non-removal of a lien on the Pledged Shares by the Company on the specified date, pursuant to the provisions of the above clause 3.4, shall not constitute a breach of the Trust Deed by the Company.

3.4.5.3
To dispel any doubt, it is hereby clarified that, subject to any statute, the Company shall be allowed to request from the Trustee, at any time and at its sole discretion, to replace the lien on the Pledged Shares with a sole, first-ranking fixed lien on an equal number of other ordinary Partner Shares of NIS 0.01 par value that are owned by the Company, whether the other shares are registered under its name in Partner’s register of shareholders or whether the other shares are deposited in any bank account, and which shall be transferred to the Trustee’s Account, whether these shares are considered shares of founding shareholders or their delegates (as this term is defined in the licenses issued to Partner), or other shares.

3.4.6	Exercise of the lien

3.4.6.1
The exercise of the lien on the Pledged Shares, including the identity of the receiver or any other functionary that might be appointed by the court at the request of the Trustee in relation to an exercise of the Pledged Shares, including any transfer of the Pledged Shares, in whole or in part, to any third party, and including a change in the identity of the Trustee pursuant to the Trust Deed, and including an exercise of any other rights deriving from the Pledged Shares, shall be subject to the prior written consent of the Minister of Communications, and to any other approval to the extent required by law.

3.4.6.2
When exercising the lien on the Pledged Shares, and subject to the lien exercise proceedings pursuant to any law, and after having obtained the prior written approval of the Minister of Communications, the Trustee shall be allowed, subject and according to the orders of the competent court that shall regulate the lien exercise proceedings, to deliver the aforesaid Share Transfer Deed for signing by the third party that is purchasing the Pledged Shares under the lien exercise proceedings as the transferee, and to return the share certificates to Partner, which shall issue new share certificates in respect of the Pledged Shares under the name of the aforesaid third party.

3.4.7
Partial release of the Pledged Shares

With every partial release of the Pledged Shares as prescribed in the Trust Deed, the aforesaid share certificates and Share Transfer Deed held by the Trustee in respect of the Pledged Shares shall be replaced, at the request of the Company, with share certificates and a new blank Share Transfer Deed, which the Company shall sign, which reflects the updated number of the Shares Pledged to the Trustee subsequent to the relevant partial release, and the Company shall act without delay to register the amendment to the lien in the records of the Registrar of Companies.

3.4.8
The Company shall exercise means of control over Partner, subject to any law, so that Partner shall record the matter of the lien on the Pledged Shares in favor of the Trustee in its books, and so that Partner shall undertake not to issue an alternate share certificate in respect of the Pledged Shares (to the extent that they are represented in a share certificate/s) and/or in lieu of the certificate issued under the Company’s name, not to split the aforesaid share certificates and/or to effect any disposition of the Pledged Shares, without receiving the Trustee’s prior written consent thereto.

3.4.9
On the payment date of the last payment in respect of the principal and interest in respect of the Series F Bonds, and subject to their repayment in full and to the payment of all of the Company’s liabilities towards the holders of the Series F Bonds, and subject to the issuance of a confirmation to the Trustee, being signed by the Company’s C.F.O., that the Company has paid all of its liabilities to the bondholders, inter alia, pursuant to the bond, the Trustee shall return the share certificates to the Company in respect of the Pledged Shares deposited with the Trustee, the Share Transfer Deeds in respect of the registered Pledged Shares that are deposited with it, and/or the Pledged Shares that are deposited in the Trustee’s Account, as well as any right attached to these shares (as the case may be), and shall further issue a confirmation to the Company regarding its consent to the removal of the lien on the Pledged Shares and on the Company’s rights, if any, in the Trustee’s Account, this, within two business days, and subject to the receipt of the Company’s written instruction to the Trustee.

3.4.10
Expansion of the series of Series F Bonds

If the Company shall wish to expand the series of Series F Bonds, then the proceeds from the issuance of the additional Series F Bonds shall be transferred to the Trustee’s Account. The Trustee shall transfer the net proceeds of the issuance of the Series F Bonds (after deducting fees) to the Company, and this, only after the Company shall issue additional collateral to the Trustee by way of a pledge of additional shares of Partner (“the Additional Collateral”). The ratio between the number of the Additional Collateral and the par value of the additional Series F Bonds that shall be issued by way of an expansion of the series shall be determined according to the ratio between the number of Pledged Shares prior to the execution of the expansion of the series of Series F Bonds and the par value of the Series F Bonds that had been in circulation prior to the execution of the expansion of the series of Series F Bonds.

In the context of this clause, the Company shall be deemed to have fulfilled its obligation to issue Additional Collateral by way of a lien on additional shares of Partner, if it shall issue a copy of the hypothecation agreement to the Trustee, to which the Trust Deed and this Addendum and Amendment to the Trust Deed are attached, accompanied by the “Particulars of Mortgages and Liens” form (Form 10), which was submitted to the Registrar of Companies for the purpose of registering the lien on additional shares of Partner, stamped with a “received” stamp of the Registrar of Companies. Within 21 days of the receipt of the “received” stamp from the Registrar of Companies, as specified above, the Company shall forward the following documents to the Trustee: (a) original lien registration certificates from the Registrar of Companies in respect of the balance of the Pledged Shares and all of the Company’s rights in the Trustee’s Account, if opened; (b) all documents and forms submitted to the Registrar of Companies for the purpose of registering the lien, including the “Particulars of Mortgages and Liens” form (Form 10), with the Registrar of Companies’ “received” stamp stamped on the first page of every document; a summary of the details of the Company’s liens, subsequent to the registration of the liens, which specifies the liens registered and any other lien that the Company has; i.e., which enables the Trustee to ascertain whether any lien is registered with the Registrar of Companies that contradicts the aforesaid liens.

3.4.11
For the purpose of this clause 3.4, “market value” means the average of the closing prices of Partner shares during the last 10 (ten) trading days on the TASE that preceded the relevant examination date.

3.5	Attached is the version of the certificate of the Series F Bonds, which includes the aforesaid particulars, which shall be issued pursuant to the Shelf Offering Report.

4.	The Following Amendments shall Apply to the Second Addendum to the First Trust Deed, Solely in Relation to the Series F Bonds:

4.1	In clause 3 of the Second Addendum to the First Trust Deed, the words “or in a legitimate interest of the Company” shall be deleted.

4.2	The following amended clause 7 shall replace clause 7 of the Second Addendum to the First Trust Deed:

“7.
The holder of bonds of the relevant series shall furnish to the Company, at its registered office (or to the party summoning the meeting to the address decided by that party), up to forty-eight (48) hours prior to the time of the meeting of bondholders of the same series or of its adjourned meeting, as the case may be (or by some other date, as shall be determined by the party summoning the meeting in its invitation to the meeting), a confirmation to the Company from the TASE member through which the bonds of the same series are held, regarding the quantity of bonds of the same series that are held by the bondholder as stated, correct to the date of record for the meeting. The holder of the bonds of the same series shall be permitted to vote during the meeting of holders of bonds of the same series, in respect of the quantity of bonds included in the TASE member's confirmation as stated, as long as when voting, the holder still holds the quantity of bonds in respect whereof the confirmation was given by the TASE member. If there is a change in the holdings of the holder of bonds of the same series between the issue date of the said confirmation to the Company and the date of record for the meeting of the holders of the bonds of the same series, the holder shall be allowed to issue the Company a confirmation of proof of ownership from the TASE member reflecting the holder's holdings of bonds of the same series, correct to the date of record for that meeting, up until the start of the meeting.”

4.3
In clause 12 of the Second Addendum to the First Trust Deed, the sentence – “owned by a subsidiary of the Company or owned by a corporation controlled by the Company, shall not entitle the subsidiary Company or the corporation controlled by the Company voting rights at meetings of bondholders of the same series and shall not be counted for the purpose of a legal quorum” shall be replaced by the following sentence – “that shall be held by a related corporation, as this term is defined in clause 3.1 of the Trust Deed, shall not vest a voting right during general meetings of bondholders of the same series, and shall not be counted for the purpose of determining whether the legal quorum is present, which is required in order to open bondholders’ meetings.”

4.4	Clause 13 of the Second Addendum to the First Trust Deed shall be deleted in its entirety.

4.5	In clause 14 of the Second Addendum to the First Trust Deed, the words “(hereinafter ‘Continuing Meeting’)” shall be added after the words “as shall be decided by the meeting.”

4.6	The following amended clause 26 shall replace clause 26 of the Second Addendum to the First Trust Deed:

“26.
The holders of bonds of the relevant series shall be permitted to vote during meetings of bondholders of that same series by means of ballot papers, the format of which shall be provided to those holders by the Trustee and/or the Company (as the case may be) in the manner to be decided by the party summoning the meeting. For the purpose of voting using a ballot paper as stated, the ballot paper, being duly completed and signed and accompanied by all of the required documents, must be delivered to the registered office of the Company (or to the party summoning the meeting at the address to be specified by the said party), by the time to be determined by the party summoning the meeting and as shall be published in an Immediate Report on Magna. It is hereby clarified that, when voting by ballot paper, a holder who was not present during the meeting but proved its eligibility to participate and vote during the meeting correct to the date of record for the meeting, is also entitled to vote.”

4.7
The following sentence shall be added to the end of clause 27 of the Second Addendum to the First Trust Deed: “In the instance whereby, according to the Trustee’s reasonable judgment, and for logical reasons, a discussion needs to be conducted during a portion of the meeting, without the Company’s representatives being present, then they, and any party on their behalf, shall not participate in that same portion of the discussion.”

4.8	The following clauses 30 – 32 shall be added to the Second Addendum to the First Trust Deed:

“30.
The Trustee shall be allowed to require bondholders, who desire to participate in a bondholders’ meeting, to deliver a written declaration to the Trustee regarding the existence or absence of conflicts of interest of those bondholders in relation to an item on the agenda of the meeting. Any bondholder who shall not deliver such a declaration to the Trustee after having been requested to do so shall be deemed as a party who declared that it does have a conflict of interest. For the purpose of examining and determining whether a particular bondholder, who submitted a declaration, has or does not have such a conflict of interest, the Trustee shall rely solely on the declarations submitted to it as stated, and shall not be obligated to conduct a further inquiry or examination.

“31.
“Conflict of interest” means: any additional material interest of a holder beyond the interest deriving from the very holding of bonds of the same series, the holders of which assembled for the meeting, including a material personal interest of one of the members of his family and of another corporation in which he or one of his family members has an interest or are controlling shareholders and/or any additional interest that any of those specified above have, which is likely to be relevant to the item on the agenda of the meeting, as the case may be.

“32.
The vote of a holder, whom the Trustee has decided, pursuant to the provisions of the above clauses 29 and 30, has a conflict of interest – shall not be counted among the votes during a holders’ meeting or during a class meeting of holders, but shall be counted for the purpose of determining whether a legal quorum is present.”

4.9
Other than the updating of the concrete conditions of the Series F Bonds and the amendments and additions as stated, which are specified above in clauses 2, 3 and 4, no change has been made in the rest of the conditions of the First Trust Deed, and the First Trust Deed and the provisions thereof shall continue to apply between the parties in relation to the Series F Bonds.

[signatures on the following page]

5.	By signing this agreement, the Trustee authorizes each of the authorized signatories of the Company to report on its behalf in the Magna system about its engagement in and signing of this agreement.

In witness whereof, the parties have hereunto signed:

_________________________ Scailex Corporation Ltd.	_________________________ Reznik Paz Nevo Trust Ltd.

Attorney’s Confirmation

I, the undersigned, Rona Bergman Naveh, the attorney of Scailex Corporation Ltd., hereby confirm that this Addendum was duly signed by the authorized signatories of Scailex Corporation Ltd., Mr. Yahel Shachar and Ms. Galit Alkalay-David.

_________________________ Rona Bergman Naveh, Adv.

SCAILEX CORPORATION LTD.

FIRST ADDENDUM
CERTIFICATE OF SERIES F BONDS

Issued herewith is a Bond, which is payable in 17 unequal payments, as specified hereunder: (a) sixteen (16) equal biannual payments, at the rate of 4% of the bond principal each (and in total, at the rate of 64% of the bond principal, which shall be paid on January 1 and July 1 of each of the years 2012 through 2019 (the first payment of principal shall be paid on January 1, 2012); (b) the last payment of principal, at the rate of 36% of the bond principal (constituting the balance of the principal), which shall be paid on January 1, 2020. The bond bears fixed annual interest at the rate of 4.25% per annum, linked to the consumer price index in respect of the month of August 2010, as specified hereunder:

Registered bonds.
Certificate number: _______.
Annual interest rate: 4.25%.
Par value of this Bond: NIS ______.
The registered holder of this Bond: _________________.

THIS CERTIFICATE attests that Scailex Corporation Ltd. (“the Company”) shall pay 4% of the par value of this Bond on January 1 and on July 1 of each of the years 2012 through 2019 (inclusively), and that the Company shall pay 36% of the par value of this Bond on January 1, 2020, to whomever shall be the registered “holder” (as this term is defined in the conditions recorded in the overleaf) of the Bond on the date of record for that payment, all being subject to that specified in the conditions recorded in the overleaf and the Trust Deed dated August 18, 2009, including of the amendments and addenda thereto, between the Company on the one hand and Reznik Paz Nevo Trust Ltd. and/or any party that shall serve from time to time as a trustee of the holders of the Bonds pursuant to the Trust Deed (“the Trustee” and “the Trust Deed,” respectively).

This Bond bears interest at the annual interest rate specified above, which shall be paid at the appointed times, all as specified in the conditions recorded in the overleaf.

1.	This Bond shall be linked, all as specified in the conditions recorded in the overleaf.

2.
This Bond is being issued as part of Series F of Bonds, the conditions of which are identical to the conditions of this Bond (“the Relevant Series”), being subject to the conditions recorded in the overleaf and in the Trust Deed. It is hereby clarified that the provisions of the Trust Deed shall constitute an integral part of the provisions of this Bond, and shall be binding upon the Company and upon the holders of the Bonds included in the aforesaid series.

3.
The Bonds of the Relevant Series are secured by collateral, all as shall be specified in the Offering Report of the Company that is to be published in September 2010, under which Bonds of the Relevant Series shall be offered for the first time to the public (“the Initial Offering Report”), and as specified hereunder in clause 8.

4.
To the extent not prescribed otherwise in the Initial Offering Report of the Bonds of the Relevant Series, the Company shall be allowed to pledge all of its assets and/or a portion thereof, in any lien and in any manner, in favor of any party that it shall deem fit, without any restriction, and at any ranking, including to secure any bonds (or any series of bonds) or other liabilities, and without needing the consent of the Trustee and/or of the holders of the Bonds of any series. Furthermore, the Company shall be allowed to sell, lease, deliver or transfer by any other means, its property, in whole or in part, in any manner, to the favor of any party that it shall deem fit, without needing any consent of the Trustee and/or the holders of the Bonds of any series.

5.
All of the Bonds of the Relevant Series shall be pari passu, inter se, in relation to the Company’s liabilities pursuant to the Bonds of this Series, and without any preferential or preferred right of one over the other.

Signed by the Company on October 4, 2010

___________________________________
SCAILEX CORPORATION LTD.

THE CONDITIONS RECORDED IN THE OVERLEAF

1.	General In this Series F Bond, the following expressions shall have the following meanings, unless the context dictates otherwise:

“the Company” and/or “the Issuer”	Scailex Corporation Ltd.;
“the Trust Deed”	Trust deed signed between the Company and the Trustee on August 18, 2009, including the addenda, amendments and supplements thereto, which constitute an integral part thereof;
“the Prospectus” or “the Shelf Prospectus”	Shelf prospectus of the Company dated August 21, 2009, as amended by an Amended Prospectus dated September 14, 2010, which was published, inter alia, in respect of the Bonds;
“Shelf Offering Report” or “Offering Report”
Shelf offering to be published pursuant to the Shelf Prospectus, in conformity with the provisions of the Securities Law, 5728 – 1968, in which Bonds of the Relevant Series shall be offered, while prescribing all of the specific particulars for that offering;

“the Initial Offering Report of the Relevant Series”	An Offering Report under which Bonds of the Relevant Series shall be offered for the first time;
“the Bonds” or “the Bond”	Series F Bonds;

“the Trustee”	Reznik Paz Nevo Trust Ltd. and/or any party that shall serve from time to time as a trustee of the Bondholders pursuant to this Deed;
“the Register for the Relevant Series”	Register of the holders of the Bonds of the same series, as stated in clause 25 of the Trust Deed;
“Holders of the Bonds” and/or “the Bondholders” and/or “the Holders”	Any party holding the Bonds;
“Special Resolution”
Resolution passed during a general meeting of Bondholders of the Relevant Series, during which Holders of at least fifty-five percent (55%) of the balance of the par value of the Bonds in circulation of that series are present, either in person or by proxy, or during an adjourned meeting during which Holders of at least ten percent (10%) of the said balance are present, either in person or by proxy, which was passed (whether during the original meeting or during the adjourned meeting) by a majority of at least seventy-five percent (75%) of all votes of those participating in the voting, excluding abstentions;

“the Bond Certificate”	Bond certificate of the Relevant Series, the version of which appears in the First Addendum to the Trust Deed;

“the Law” or “the Securities Law”	The Securities Law, 5728 – 1968, and the regulations instituted pursuant thereto from time to time;
“the Companies Law”	The Companies Law, 5759 – 1999;
“Principal”	The outstanding par value of the Bonds of the Relevant Series;
“Trading Day”	Any day on which transactions are carried out on the Tel-Aviv Stock Exchange Ltd.;
“Business Day” or “Banking Business Day”	Any day that the banks in Israel are open for transactions;
“Business Day Abroad”
Any day on which a quotation of base interest is determined, relating to foreign currency, which is published in the Reuters information service, or any other source of information that shall be specified in the Initial Offering Report of the Bonds of the Relevant Series;

“the TASE”	The Tel-Aviv Stock Exchange Ltd.;
“the Nominee Company”	The Nominee Company of Israel Discount Bank Ltd.;
“the TASE Clearing House”	The clearing house of the Tel-Aviv Stock Exchange Ltd.
“the Known Index” on any given date	The last index known prior to that date;
“the Base Index”	The index in respect of the month of August 2010, as published on September 15, 2010;
“the Payment Index”	The Known Index on the date of record for any payment on account of Principal and/or interest.

2.
This Bond is one of a Series of registered Series F Bonds at the inclusive nominal sum of up to NIS 4,000,000,000 for each relevant series. The Bonds in this Series shall be issued pari passu, inter se, without any preferential or preferred right of one over the other.

3.
This Bond is payable (Principal) in a number of payments, which shall be paid on each of the dates as shall be specified in the Initial Offering Report under which the Bond shall be offered, but on not more than one date per quarter. The type of interest on the Principal of the Series F Bonds to be issued shall be specified in the Offering Report under which the Bond shall be initially offered. The interest rate on the Bond Principal shall be paid each year in two biannual payments, all as shall be specified in the Offering Report under which the Bond shall be initially offered. The dates and number of payments of the Principal, the linkage, the type of interest, the interest rate and the interest payment dates of the Bond, as shall be specified in the Offering Report under which the Bond shall be initially offered, shall be determined by the Company prior to the initial offer of the Bond.

4.	Payment Date of the Bond Principal

The principal of the Series F Bonds, which is linked to the consumer price index, shall be paid in seventeen (17) unequal payments as specified hereunder: (a) sixteen (16) equal biannual payments, at the rate of 4% of the principal on the Series F Bonds of the Company each (and in total, at the rate of 64% of the principal of the Series F Bonds of the Company), which shall be paid on January 1 and July 1 of each of the years 2012 through 2019 (inclusively) (the first payment of principal shall be paid on January 1, 2012); (b) the last payment of principal, at the rate of 36% of the principal of the Series F Bonds of the Company (constituting the balance of the principal), which shall be paid on January 1, 2020.

The date of record for the purpose of payment of Principal to the Holders of the Series F Bonds shall be at the end of December 20 and June 19 of each year, as the case may be, just prior to the payment date of the Principal.

5.	Linkage of the Bond Principal and Interest

The Principal and Interest on the Series F Bonds are linked to the consumer price index in respect of the month of August 2010, which was published on September 15, 2010 (hereinafter: “the Base Index”), under the following conditions:

Should it become clear, on any payment date on account of the Principal and/or the interest of the Bonds, that the index last published prior to the payment date (“the Payment Index”) is higher than the Base Index, the Company shall pay that payment of Principal or interest, being increased relative to the rate of the rise in the Payment Index compared with the Base Index; however, should it become clear that the Payment Index is the same as or lower than the Base Index, the Company shall pay that payment of Principal or interest being calculated on the basis of the Base Index.

6.	The Interest on the Series F Bonds

6.1	The registered Series F Bonds of NIS 1 par value each, bear fixed annual interest at the rate of 4.25%.

6.2
The interest on the balance of the outstanding Principal of the Series F Bonds shall be paid in biannual payments, at a biannual interest rate of 2.125% for each such payment, on January 1 and on July 1 of each of the years 2011 through 2019 (inclusively), and the last biannual interest payment at the biannual interest rate of 2.125% on January 1, 2020. The first interest payment on the Series F Bonds shall be paid on January 1, 2011 for the period as of the first Trading Day after the Acceptance Deadline (as defined in the Shelf Offering Report) and ending on December 31, 2010, with the interest rate being calculated on the basis of 365 days per year, according to the number of days in the said period.

6.3
The Company shall pay interest as stated to whoever shall be registered in the Register as the owner of the Series F Bonds at the end of December 20 and June 19 of each year, as the case may be, just prior to the date of the interest payment.

6.4
The last payment of interest on the Principal of the Series F Bonds shall be paid, together with the last payment on account of the Principal of the Series F Bonds, this against the delivery of the Series F Bond Certificates to the Company.

7.	The Payments of Bond Principal and Interest

7.1
The payments on account of the interest and/or the Principal of the Series F Bonds, shall be paid to the persons whose names shall be registered in the Register of Series F Bondholders on the dates as shall be specified in the Initial Offering Report of the Series F Bonds, in conformity with the provisions of the TASE regulations as they shall be at that time (“the Date of Record”), except for the last payment of the Principal and interest, which shall be rendered against the delivery of the Series F Bond Certificates to the Company at the Company’s registered office, or at any other location that the Company shall so instruct, by no later than five (5) Business Days prior to the final payment date.

It is hereby clarified that any party that is not registered in the Register of Series F Bondholders on the Date of Record shall not be entitled to a payment of interest in respect of the interest period that began prior to that date.

7.2
In any instance whereby the payment due date on account of Principal and/or interest shall fall on a day other than a Business Day, the payment date shall be postponed until the first subsequent Business Day, without any additional payment, and “the Date of Record” for the purpose of determining entitlement to redemption or to interest shall not change as a result.

7.3
Any payment on account of Principal and/or interest, which shall be paid in arrears that exceeds seven (7) Business Days after the payment due date according to the conditions of the Series F Bonds, for reasons depending upon the Company, shall bear arrears interest (as this term is defined hereunder) as of the payment due date until the actual payment date. To the extent that there are a number of arrears in payments as stated, the total number of days in arrears (cumulatively) during the period that the Series F Bonds are in circulation, in respect whereof the Company shall not pay arrears interest, shall not exceed 21 Business Days.

7.4
In this regard, the rate of the arrears interest means the maximum interest rate that shall be in effect at that time at Bank Leumi le-Israel Ltd. in respect of debit balances in current loan accounts or in current accounts in Israeli currency having no credit framework in effect, whichever is higher, which shall be calculated according to the number of days of the actual delay. In the event of arrears in payment as state above, the Company shall announce the exact interest rate to be paid, which shall include the biannual interest plus the arrears interest as stated, in an Immediate Report two (2) Trading Days prior to the actual payment date.

7.5
The payment to those entitled shall be rendered by way of checks or bank transfer to the credit of the bank account of those persons whose names shall be recorded in the Register of Series F Bondholders, and which shall be specified in particulars to be timely delivered in writing to the Company, according to that stated in clause 7.6 hereunder. If the Company shall be unable to pay any sum to those entitled thereto, for a reason not dependent upon the Company, the provisions of clause 12 of the First Trust Deed shall apply.

7.6
A Holder of the Series F Bonds shall notify the Company of the bank account details for crediting payments to that Holder pursuant to the Series F Bonds as stated above, or about any change in the said account details or in its address, as the case may be, by written notice sent by registered mail to the Company. The Company shall be required to act according to the Holder’s notice regarding a change as stated, once fifteen (15) Business Days have elapsed after the receipt of the Holder’s notice by the Company.

7.7
If a Bondholder entitled to a payment as stated did not deliver details about its bank account in timely fashion to the Company, any payment on account of the Principal and the interest shall be rendered by check, which shall be sent by registered mail to its last address recorded in the Register of Series F Bondholders. The mailing of a check to an entitled Bondholder by registered mail as stated shall be deemed, for all intents and purposes, to be payment of the sum quoted therein on the date of its dispatch at the post office, provided that, upon proper presentation for collection, it shall be paid.

7.8	Any compulsory payment, to the extent required by law, shall be deducted from each payment in respect of the Series F Bonds.

8.	Collateral

To secure the payment of the Principal and the interest that the Company covenanted to pay to the Holders of the Series F Bonds, and to secure the complete fulfillment of all of its other undertakings pursuant to the conditions of the Series F Bonds, the Company shall create and shall register and/or shall submit for registration, as the case may be, a sole, first-ranking fixed lien in favor of the Trustee for the Series F Bondholders, on the following Pledged Assets, according and subject to the conditions and dates specified hereunder:

8.1	By the Acceptance Deadline

8.1.1
By the Acceptance Deadline, as this term shall be defined in the Shelf Offering Report, as might be amended from time to time, the Company shall create a lien on ordinary shares of NIS 0.01 par value each of Partner, which are owned by the Company (“Partner Shares”), with the market value thereof on the said date being equivalent to NIS 654,000,000, constituting 120% of the par value of the maximum quantity of Series F Bonds that the Company shall offer pursuant to the Shelf Offering Report; i.e., a par value of NIS 545,000,000 of Series F Bonds (“the Maximum Par Value of Series F Bonds”), including the pledge of all rights attached to these shares, including the right to a dividend in cash and/or in kind, and any other distribution in respect of these shares, and rights that might be issued by Partner in respect of and/or in connection to these shares, bonus shares, pre-emptive right or rights to receive other securities in respect thereof of any class whatsoever (“the Pledged Shares”).

8.1.2
a. When creating a lien on the Pledged Shares in favor of the Trustee, the Pledged Shares shall remain registered in Partner’s register of shareholders under the name of the Company and under its ownership. On the date that the pledge is created, the Company shall sign a blank share transfer deed for transfer of the Pledged Shares to a third party (“the Share Transfer Deed”), and the Share Transfer Deed, together with the share certificates in respect of the Pledged Shares under the Company’s name, shall be deposited with the Trustee, which shall hold these instruments in trust for the Company and for the Series F Bondholders.

b. Alternatively, and at the Company’s preference, the Company shall deposit all of the Pledged Shares, or the balance of the Pledged Shares for which a share certificate was not forwarded in respect thereof, and a Share Transfer Deed as stated above in subclause a., in a bank account that the Trustee shall open under its name at one or more of the five major banks in Israel, at the Trustee’s discretion, provided that such banks shall have a rating of at least (AA) (“the Trustee’s Account”), and shall create a sole, first-ranking lien in favor of the Trustee on the Company’s rights in the Trustee’s Account and to the Pledged Shares deposited in the Trustee’s Account and as shall be deposited therein from time to time, including all monies and/or any other proceeds that shall be received in the Trustee’s Account in respect of the Pledged Shares. The Trustee shall have sole signatory rights in the Trustee’s Account, including in relation to withdrawals of monies from this account.

8.1.3
On the date of deposit of the share certificates in respect of the Pledged Shares with the Trustee and/or on the date of deposit of the Pledged Shares in the Trustee’s Account, as the case may be, the Company shall issue a confirmation to the Trustee that specifies that the “market value” (as this term is defined hereunder in subclause 8.11) of the Pledged Shares deposited with the Trustee on the publication date of the Shelf Offering Report constitutes 120% of the Maximum Par Value of the Series F Bonds.

8.1.4
It is hereby clarified that in this subclause 8.1, “Creation of a Lien” means the obtaining of a “received” stamp from the Registrar of Companies attesting that the Company submitted an hypothecation agreement to the Registrar of Companies, to which the Trust Deed and this Amendment and Addendum to the Trust Deed are attached, along with the “Particulars of Mortgages and Liens” form (Form 10) for the purpose of registering the lien, and that these were received by the Registrar of Companies.

8.1.5	Within 21 days of the date of receipt of the “received” stamp from the Registrar of Companies, as specified above in subclause 8.1.4, the Company shall forward the following documents to the Trustee:

(a)	original lien registration certificates from the Registrar of Companies in respect of the balance of the Pledged Shares and all of the Company’s rights in the Trustee’s Account, if opened;

(b)
all documents and forms submitted to the Registrar of Companies for the purpose of registering the lien, including the “Particulars of Mortgages and Liens” form (Form 10), with the Registrar of Companies’ “received” stamp stamped on the first page of every document; a summary of the details of the Company’s liens, subsequent to the registration of the liens, which specifies the liens registered and any other lien that the Company has; i.e., which enables the Trustee to ascertain whether any lien is registered with the Registrar of Companies that contradicts the aforesaid liens. Moreover, the Company shall forward an updated lien printout to the Trustee at any time at the Trustee’s request.

8.2	Adjustment of collateral seven days after the allotment date and until December 31, 2013

During the period as of the seventh day after the allotment date and ending on December 31, 2013, an adjustment of collateral shall be effected, as specified hereunder:

8.2.1	Adjustment of collateral to the actual issuance

(a)
By seven Business Days after the allotment date, the Company shall deliver a confirmation to the Trustee from the TASE Clearing House and/or the issue coordinator of the inclusive par value of all Series F Bonds that the Company actually issued pursuant to the Shelf Offering Report (“Issue Confirmation” and “the Par Value of the Series F Bonds Actually Issued,” respectively).

(b)
If and to the extent that the Par Value of the Series F Bonds Actually Issued shall be lower than the Maximum Par Value of the Series F Bonds, then, subject and pursuant to the written instruction of the Company, which shall be attached to the Issue Confirmation, the Trustee shall issue its approval to the Company within seven Business Days of the Company’s written request to the Trustee, for the removal of the lien from a portion of the Pledged Shares, so that the market value of the Pledged Shares that shall remain pledged in favor of the Trustee subsequent to the said removal, correct to the allotment date, shall be equivalent to 120% of the Par Value of the Series F Bonds Actually Issued. The Company shall remove the lien (insofar as it shall be removed) by way of amending the existing pledge in favor of the Trustee at the Registrar of Companies as stated within seven Business Days of the date that the Company shall deliver the Issue Confirmation to the Trustee.

8.2.2	Adjustment of collateral due to a buy-back of Series F Bonds

(a)
By seven business days after the execution of a buy-back of Series F Bonds by the Company (“Buy-Back”), the Company shall deliver notice to the Trustee, signed by the Company’s C.F.O. (“Buy-Back Notice”), regarding the inclusive par value of the Series F Bonds that the Company purchased, regarding the cancellation of the Series F Bonds so purchased and their delisting from the TASE, and regarding the inclusive par value of the Series F Bonds remaining in circulation correct to the date of the Buy-Back Notice (i.e., subsequent to the cancellation and delisting as stated of the Series F Bonds that were purchased within the framework of the Buy-Back), and attaching a copy of the Immediate Report published by the Company of the execution of the Buy-Back as stated.

(b)
Pursuant to the Company’s written instruction, which shall be attached to the Buy-Back Notice, the Trustee shall issue a confirmation to the Company regarding the release of the lien on a portion of the Pledged Shares (in this subclause: “the Shares Being Released from the Lien”). The ratio between the total of the Shares Being Released from the Lien out of all Shares Pledged prior to the said release, shall be determined according to (and shall be equal to) the ratio between the inclusive par value of the Series F Bonds purchased by the Company in the Buy-Back (and which were cancelled and delisted as aforesaid) and the inclusive par value of the Series F Bonds that had been in circulation just prior to the Buy-Back. The Company shall remove the lien as stated by way of amending the existing lien in favor of the Trustee within seven Business Days of the date that the Company shall deliver the Buy-Back Notice to the Trustee.

8.3	Adjustment of the collateral according to the ratio between the value of the collateral and the value of the debt implied in the Series F Bonds subsequent to January 1, 2014

As of January 1, 2014 and until the date of the full and final payment of the principal and interest on the Series F Bonds, the collateral shall be adjusted as specified hereunder:

8.3.1
By 21 days after the close of every quarterly financial statements period (“Quarterly Financial Statements”) (the first Quarterly Financial Statements shall be the Company’s annual financial statements for the year ending December 31, 2013), the Company shall deliver a notice to the Trustee signed by the Company’s C.F.O. (“the Collateral Notice”), which shall specify: (a) the market value of the Shares Pledged in favor of the Trustee (including the “Additional Shares,” as this term is defined hereunder in subclause 8.3.2, to the extent that they shall be pledged in favor of the Trustee), correct to the Date of the Statement of Financial Position of the relevant Quarterly Financial Statements (“the Value of the Collateral” and “the Date of the Statement of Financial Position,” respectively); (b) the par value of the Series F Bonds in circulation correct to the Date of the Statement of Financial Position (“the Value of the Debt”).

8.3.2
If and to the extent that the Value of the Collateral correct to the Date of the Statement of Financial Position shall be less than 95% of the Value of the Debt correct to the Date of the Statement of Financial Position, then the Company shall pledge additional Partner Shares (“the Additional Shares”) in favor of the Trustee, so that the market value of the Pledged Shares, together with the Additional Shares, correct to the Date of the Statement of Financial Position, shall be equivalent to 100% of the Value of the Debt correct to the Date of the Statement of Financial Position. The Company shall pledge Additional Shares as stated by way of amending the existing lien in favor of the Trustee within 30 Business Days of the date that the Trustee received the Collateral Notice, as specified above in subclauses 8.1.2 – 8.1.5, mutatis mutandis.

As of the date of the pledge thereof as stated, the Additional Shares shall also be deemed Pledged Shares, and therefore, all provisions of this Deed shall apply thereto, as if they had been the Pledged Shares ab initio.

8.3.3
If and to the extent that the Value of the Collateral correct to the Date of the Statement of Financial Position shall exceed 125% of the Value of the Debt correct to the Date of the Statement of Financial Position, then the Trustee shall issue an approval to the Company for removal of the lien from a portion of the Pledged Shares, so that the market value of the Pledged Shares that shall remain pledged subsequent to the removal, correct to the Date of the Statement of Financial Position, shall be equivalent to 120% of the Value of the Debt correct to the Date of the Statement of Financial Position. The Trustee’s consent to remove a portion of the lien as stated shall be given within seven business days of the date on which the Trustee received the Collateral Notice, and the Company shall remove the lien from a portion of the Pledged Shares by way of amending the existing lien in favor of the Trustee.

8.4	Adjustment of collateral due to a Buy-Back of Series F Bonds

As of January 1, 2014 and until the date of the full and final payment of the principal and interest on the Series F Bonds, the collateral shall be adjusted in respect of Buy-Backs of Series F Bonds, as specified hereunder:

8.4.1
By seven business days after the execution of a Buy-Back of Series F Bonds by the Company (“Buy-Back”), the Company shall deliver notice to the Trustee, signed by the Company’s C.F.O. (“Buy-Back Notice”), regarding the inclusive par value of the Series F Bonds that the Company purchased, regarding the cancellation of the Series F Bonds so purchased and their delisting from the TASE, and regarding the inclusive par value of the Series F Bonds remaining in circulation correct to the date of the Buy-Back Notice (i.e., subsequent to the cancellation and delisting as stated of the Series F Bonds purchased within the framework of the Buy-Back), and attaching a copy of the Immediate Report published by the Company of the execution of the Buy-Back as stated.

8.4.2
Pursuant to the Company’s written instruction, which shall be attached to the Buy-Back Notice, the Trustee shall issue a confirmation to the Company regarding the release of the lien on a portion of the Pledged Shares (in this subclause: “the Shares Being Released from the Lien”). The ratio between the total of the Shares Being Released from the Lien out of all of the Pledged Shares prior to the said release, shall be determined according to (and shall be equal to) the ratio between the inclusive par value of the Series F Bonds purchased by the Company in the Buy-Back (and which were cancelled and delisted as aforesaid) and the inclusive par value of the Series F Bonds that had been in circulation just prior to the Buy-Back. The Company shall remove the lien as stated by way of amending the existing lien in favor of the Trustee within seven Business Days of the date that the Company shall deliver the Buy-Back Notice to the Trustee.

8.5	The Company’s rights in relation to the Pledged Shares

8.5.1
Unless an event occurs that confers the right to the Trustee and/or the holders of the Series F Bonds to call for the immediate payment of the Series F Bonds, pursuant to the conditions prescribed in that regard in the Trust Deed, the Company shall enjoy all rights, monies and assets due in respect of and/or in relation to the Pledged Shares, inter alia, accordingly: (1) the Company shall be entitled to directly receive all dividends and all other distributions that shall be distributed in respect of and/or in connection to the Pledged Shares, and, to the extent that the Pledged Shares, in whole or in part, are deposited in the Trustee’s Account, or, to the extent that the dividend in respect of Pledged Shares, in respect whereof the Trustee is holding the share certificate, shall be received by the Trustee, then, within three Business Days of the date of the Company’s written request, the Trustee shall transfer dividends that it received in respect of the Pledged Shares to the bank account that the Company shall so instruct; (2) the Company shall be allowed to participate and vote in respect of the Pledged Shares during all of Partner’s shareholders’ meetings (general and extraordinary) as the owners of the Pledged Shares for all intents and purposes, and, to the extent that the Pledged Shares, in whole or in part, are deposited in the Trustee’s Account, the Trustee shall forward a power-of-attorney and an ownership certificate to the Company, so that the Company shall be able to participate and vote during the company’s general meetings, within three Business Days of the day it received the Company’s written request in relation to a particular meeting and/or its adjourned meeting; and (3) the Company shall be allowed to pass a resolution, at its sole discretion, regarding the exercise or non-exercise of rights that Partner might issue in respect of the Pledged Shares and/or regarding the sale thereof, and the shares that shall be purchased as a result of an exercise of the rights shall be solely owned by the Company, and any proceeds received as a result of a sale of rights shall be transferred to the Company.

8.5.2	Non-removal of a lien on the Pledged Shares by the Company on the specified date, pursuant to the provisions of the above clause 8, shall not constitute a breach of the Trust Deed by the Company.

8.5.3
To dispel any doubt, it is hereby clarified that, subject to any statute, the Company shall be allowed to request from the Trustee, at any time and at its sole discretion, to replace the lien on the Pledged Shares with a sole, first-ranking fixed lien on an equal number of other ordinary Partner shares of NIS 0.01 par value that are owned by the Company, whether the other shares are registered under its name in Partner’s register of shareholders or whether the other shares are deposited in any bank account, and which shall be transferred to the Trustee’s Account, whether these shares are considered shares of founding shareholders or their delegates (as this term is defined in the licenses issued to Partner), or other shares.

8.6	Exercise of the lien

8.6.1
The exercise of the lien on the Pledged Shares, including the identity of the receiver or any other functionary that might be appointed by the court at the request of the Trustee in relation to an exercise of the Pledged Shares, including any transfer of the Pledged Shares, in whole or in part, to any third party, and including a change in the identity of the Trustee pursuant to the Trust Deed, and including an exercise of any other rights deriving from the Pledged Shares, shall be subject to the prior written consent of the Minister of Communications, and to any other approval to the extent required by law.

8.6.2
When exercising the lien on the Pledged Shares, and subject to the lien exercise proceedings pursuant to any law, and after having obtained the prior written approval of the Minister of Communications, the Trustee shall be allowed, subject and according to the orders of the competent court that shall regulate the lien exercise proceedings, to deliver the aforesaid Share Transfer Deed for signing by the third party that is purchasing the Pledged Shares under the lien exercise proceedings as the transferee, and to return the share certificates to Partner, which shall issue new share certificates in respect of the Pledged Shares under the name of the aforesaid third party.

8.7	Partial release of the Pledged Shares

With every partial release of the Pledged Shares as prescribed in the Trust Deed, the aforesaid share certificates and Share Transfer Deed held by the Trustee in respect of the Pledged Shares shall be replaced, at the request of the Company, with share certificates and a new blank Share Transfer Deed, which the Company shall sign, which reflects the updated number of the Shares Pledged to the Trustee subsequent to the relevant partial release, and the Company shall act without delay to register the amendment to the lien in the records of the Registrar of Companies.

8.8
The Company shall exercise means of control over Partner, subject to any law, so that Partner shall record the matter of the lien on the Pledged Shares in favor of the Trustee in its books, and so that Partner shall undertake not to issue an alternative share certificate in respect of the Pledged Shares (to the extent that they are represented in a share certificate/s) and/or in lieu of the certificate issued under the Company’s name, not to split the aforesaid share certificates and/or to effect any disposition of the Pledged Shares, without receiving the Trustee’s prior written consent thereto.

8.9
On the payment date of the last payment in respect of the principal and interest in respect of the Series F Bonds, and subject to their repayment in full and to the payment of all of the Company’s liabilities towards the holders of the Series F Bonds, and subject to the issuance of a confirmation to the Trustee, being signed by the Company’s C.F.O., that the Company has paid all of its liabilities to the bondholders, inter alia, pursuant to the Bond, the Trustee shall return the share certificates to the Company in respect of the registered Pledged Shares deposited with the Trustee, the Share Transfer Deeds in respect of the registered Pledged Shares that are deposited with it, and/or the Pledged Shares that are deposited in the Trustee’s Account, as well as any right attached to these shares (as the case may be), and shall further issue a confirmation to the Company regarding its consent to the removal of the lien on the Pledged Shares and on the Company’s rights, if any, in the Trustee’s Account, this, within two Business Days, and subject to the receipt of the Company’s written instruction to the Trustee.

8.10	Expansion of the series of Series F Bonds

If the Company shall wish to expand the series of Series F Bonds, then the proceeds from the issuance of the additional Series F Bonds shall be transferred to the Trustee’s Account. The Trustee shall transfer the net proceeds of the issuance of the Series F Bonds (after deducting fees) to the Company, and this, only after the Company shall issue Additional Collateral to the Trustee by way of a pledge of additional shares of Partner (“the Additional Collateral”). The ratio between the number of Additional Collateral and the par value of the additional Series F Bonds that shall be issued by way of an expansion of the series shall be determined according to the ratio between the number of Pledged Shares prior to the execution of the expansion of the series of Series F Bonds and the par value of the Series F Bonds that had been in circulation prior to execution of the expansion of the series of Series F Bonds.

In the context of this clause, the Company shall be deemed to have fulfilled its obligation to issue Additional Collateral by way of a lien on additional shares of Partner, if it shall issue a copy of the hypothecation agreement to the Trustee, to which the Trust Deed and this Addendum and Amendment to the Trust Deed are attached, accompanied by the “Particulars of Mortgages and Liens” form (Form 10), which was submitted to the Registrar of Companies for the purpose of registering the lien on additional shares of Partner, stamped with a “received” stamp of the Registrar of Companies. Within 21 days of the receipt of the “received” stamp from the Registrar of Companies, as specified above, the Company shall forward the following documents to the Trustee: (a) original lien registration certificates from the Registrar of Companies in respect of the balance of the Pledged Shares and all of the Company’s rights in the Trustee’s Account, if opened; (b) all documents and forms submitted to the Registrar of Companies for the purpose of registering the lien, including the “Particulars of Mortgages and Liens” form (Form 10), with the Registrar of Companies’ “received” stamp stamped on the first page of every document; a summary of the details of the Company’s liens, subsequent to the registration of the liens, which specifies the liens registered and any other lien that the Company has; i.e., which enables the Trustee to ascertain whether any lien is registered with the Registrar of Companies that contradicts the aforesaid liens.

8.11
For the purpose of this clause 8, “market value” means the average of the closing prices of Partner shares during the last 10 (ten) Trading Days on the TASE that preceded the relevant examination date.

9.	General Provisions

9.1
Sums of the Principal and interest shall be paid to any Bondholder without taking into consideration any equitable rights or any right of offset or counterclaim that exists or that might exist between the Company and the aforesaid Bondholder.

9.2
The Company shall not be obligated to record in the Register of Series F Bondholders any notice regarding a trust, lien and pledge of any kind and type, or any equitable right or any other right relating to the Bondholder’s ownership of the Bond.

9.3
Any party becoming entitled to the Bond as a result of bankruptcy or as a result of liquidation proceedings of the Bondholder, shall have the right, as soon as it shall present the evidence that the Company shall require from it, to be registered in the Register of Series F Bondholders as the Holder of the Bond.

10.	Register of the Bondholders

Regarding the keeping of a Register of Series F Bondholders, the provisions of clause 25 of the Trust Deed shall apply.

11.	Prevention from Paying, for a Reason Not Dependent upon the Company

Regarding prevention from paying a Series F Bondholder, for a reason not dependent upon the Company, the provisions of clause 12 of the Trust Deed shall apply.

12.	Transfer of the Bonds

The Bonds are transferable in relation to the entire par value thereof, and even regarding a portion thereof, provided that it shall be in whole New Shekels. Any transfer of the Bonds (excluding a transfer being carried out by way of trading on the TASE) shall be effected according to a transfer deed in the customary version, properly signed by the registered Holder or its legal representatives and by the recipient of the transfer or its legal representatives, which shall be delivered to the Company at its registered office, attaching the certificates of the Bonds being transferred pursuant thereto, and any other proof that shall be required by the Company for the purpose of proving the transferor’s right to transfer them. If tax or any other compulsory payment shall apply to a transfer deed for the Bonds, proof of the payment thereof must be delivered to the Company to the Company’s satisfaction. The provisions of the Company’s Articles of Association applicable to transfers of fully paid-up shares and on the assignment thereof shall apply, mutatis mutandis, as the case may be, on the mode of transfer of the Bonds and the assignment thereof. In the event of a transfer of only a portion of the par value of the Bonds registered in the Bond Certificate, the Bond Certificates must be split, pursuant to the provisions of clause 13 hereunder, first into the number of Bond Certificates so required, in such manner that the total sums of the par value registered therein shall be equal to the sum of the par value of the Bonds registered in the said Bond Certificate. After the fulfillment of all these conditions, the transfer shall be recorded in the Register for the Relevant Series, and the Company shall be allowed to demand that a note regarding the transfer as stated shall be recorded on the Certificate of the Bonds being transferred, which shall be delivered to the transferee, or that a new Bond Certificate shall be issued to the transferee instead, and all of the conditions specified in the Certificate of the Bonds being transferred shall apply to the transferee, so that, every reference to the “Holder” shall be deemed to mean “the transferee” and the transferee shall be deemed the “holder” for the purposes of the Trust Deed for the Relevant Series.

13.	Bond Certificates and Splitting thereof

One Certificate shall be issued in respect of the Bonds registered under the name of a single Holder, or, at its request, a reasonable number of Certificates shall be issued to it, provided that the total par value of the Bonds registered in each Certificate as stated shall be in whole New Shekels (the Certificates referred to in this clause shall be called hereinafter: “the Certificates”).

All of the Bond Certificates may be split into Bond Certificates with the total par value of the Bonds registered therein being equal to the total par value of the Bonds registered in the Certificate whose split is being requested, provided that Certificates as stated shall not be issued other than in a reasonable quantity. The split shall be made against the delivery of that Bond Certificate to the Company at its registered office for the purpose of making the split. All expenses involved in the split, including taxes and levies, if any, shall apply to the party requesting the split.

14.	Early Redemption.

Regarding early redemption of the Bonds, the provisions of clause 6 of the Trust Deed shall apply.

15.	Waivers, Compromises and/or Changes in the Bond Conditions

In relation to the authority of the Company and/or the Trustee to effect a waiver, compromise and changes in the conditions of the Bonds, the provisions of clause 24 of the Trust Deed shall apply.

16.	Bondholders’ Meetings

The general meetings of the Bondholders of the Relevant Series shall convene and be conducted according to that stated in the Second Addendum to the Trust Deed.

17.	Receipts as proof

Without derogating from any other of these conditions, a receipt signed by the Bondholder shall constitute proof of the full clearance of any payment made by the Company in respect of the Bond.

53

18.	Replacement of Bond Certificates

In the event that this Bond Certificate shall become worn, be lost or destroyed, the Company shall issue a new Certificate in its place in respect of this Bond and with the same conditions. Taxes and other levies, as well as other expenses involved in the issuance of the new Certificate, shall apply to the Bondholder requesting the said Certificate (including expenses relating to proof of ownership of the Bonds, and relating to indemnification and/or insurance coverage that the Company shall require, if any, in relation thereto). In the event of wear and tear, the worn Certificate shall be returned to the Company simultaneously and against the issuance of the new Certificate.

19.	Applicable law and jurisdiction

The Courts in the city of Tel-Aviv – Jaffa shall have sole and exclusive jurisdiction in any dispute concerning the Bonds, the Trust Deed and the agreements by virtue whereof the Bonds were allotted, and solely the laws of the State of Israel shall apply thereto.